Exhibit 10.81

REDUCING REVOLVING PROMISSORY NOTE

$16,000,000.00	January 31, 2007

FOR VALUE RECEIVED, at the times hereinafter stated, the undersigned, FULL HOUSE RESORTS, INC., a Delaware corporation (the “Borrower”), promises to pay to NEVADA STATE BANK, or order (the “Lender”), at Nevada State Bank, 1 West Liberty Street, Reno, Nevada 89501, or at such other place as the holder hereof may from time to time designate in writing, in legal tender of the United States of America, the principal sum of SIXTEEN MILLION AND NO/100THS DOLLARS ($16,000,000.00), or so much thereof as may be advanced (the “Loan”) pursuant to the terms of that certain Reducing Revolving Loan Agreement of even date herewith between Lender and Borrower (the “Loan Agreement”), with interest from the date or dates of disbursement on the unpaid principal balance from time to time outstanding at a fixed rate equal to two and one-tenth percent (2.10%) in excess of Lender’s five (5) year LIBOR/Swap rate (the “Index”) as of the date of this Note until the first Interest Adjustment Date (as defined below). The rate of interest charged hereunder shall be adjusted annually as of the first day of the first month following the date that Lender receives the final CPA audited financial statements pursuant to Section B.3 of the Loan Agreement (each an “Interest Adjustment Date”) to a new fixed rate determined by Lender based upon the Applicable Index (defined below) and the Funded Debt to EBITDA Ratio (as defined in the Loan Agreement) reflected on such financial statements as follows:

Funded Debt to EBITDA Ratio,	Rate
Equal to or greater than 4.00 to 1.00	The Applicable Index plus 2.40%

Equal to or greater than 3.50 to 1.00, but less than 4.00 to 1.00	The Applicable Index plus 2.25%

Equal to or greater than 3.00 to 1.00, but less than 3.50 to 1.00	The Applicable Index plus 2.10%

Less than 3.00 to 1.00	The Applicable Index plus 1.95%

LIBOB/Swap rate is to be strictly interpreted and is not intended to serve any other purpose other than providing an index to determine the interest rate used herein. As used herein, Lender’s LIBOR/Swap rate shall mean the rate per annum quoted as the five (5) year LIBOR/Swap rate for U.S. Dollars by Bloomberg or other comparable pricing services selected by Lender.

Hale Lane Peek Dennison and Howard

Attorneys and Counsellors at Law

Reno, Nevada

(775) 327-3000

The term “Applicable Index” shall mean the following:

(i) for each Interest Adjustment Date occurring between the date of funding the Loan and January 31, 2012, the Index determined by Lender as of the date hereof;

(ii) for each Interest Adjustment Date occurring between February 1, 2012 and January 31, 2017, the Index as determined by Lender as of January 31, 2012; and

(iii) for each Interest Adjustment Date occurring between February 1, 2017 and January 31, 2022, the Index determined by Lender as of January 31, 2017.

Interest shall be computed on the basis of a 360-day year and actual number of days elapsed-

During the term of the Loan, principal and interest shall be due as follows:

(i) interest only on the first day of each and every month commencing on the first day of March, 2007;

(ii) principal in the amount required, if any, to reduce the outstanding principal balance consistent with Borrower’s obligation under the Loan Agreement to reduce the maximum committed amount under the Loan by the amount of Five Hundred Thirty Three Thousand and No/100ths Dollars ($533,000.00) semi-annually on the first day of January and July of each year commencing on the first day of July, 2007; and

(iii) any balance of principal and accrued and unpaid interest shall be due and payable in full on January 31, 2022 (the “Maturity Date”).

At no time shall the rate of interest in effect hereunder (the “Interest Rate”) exceed the legal rate of interest permitted to be charged by the Lender. In the event any law precludes Lender from charging the Interest Rate otherwise permitted hereunder, the rate of interest hereunder for the period during which such rate is unlawful shall be the highest rate permitted by law. The rate of interest hereunder shall immediately increase to the rate permitted hereunder as soon as permitted by law. Any interest which would otherwise have become due to Lender but for the application of any law, shall, to the extent legally permitted, be repaid to Lender in equal monthly installments above the interest otherwise due at such time, so that the interest otherwise due to Lender hereunder, but not permitted by law, shall be fully repaid to Lender by the Maturity Date. Such payments shall be made at the time and in the manner set forth herein for the payment of interest.

Hale Lane Peek Dennison and Howard

Attorneys and Counsellors at Law

Reno, Nevada

(775) 327-3000

This Note is issued pursuant to the Loan Agreement and is secured by, among other instruments, a Stock Pledge Agreement (the “Stock Pledge”) under which Borrower shall pledge to Lender all of Borrower’s shares (the “Shares”) in Stockman’s Casino.

In the event that the Loan is prepaid due to a refinancing by a financial institution not affiliated with Lender, or as a result of an acquisition of or merger of Borrower, then such prepayment shall be accompanied by a prepayment fee calculated as follows:

(1) a prepayment fee equal to five percent (5%) of the then maximum committed amount under the Loan if the prepayment occurs in the first Loan Year;

(2) a prepayment fee equal to four percent (4%) of the then maximum committed amount under the Loan if the prepayment occurs in the second Loan Year;

(3) a prepayment fee equal to three percent (3%) of the then maximum committed amount under the Loan if the prepayment occurs in the third Loan Year;

(4) a prepayment fee equal to two percent (2%) of the then maximum committed amount under the Loan if the prepayment occurs in the fourth Loan Year;

(5) a prepayment fee equal to one percent (1%) of the then maximum committed amount under the Loan if the prepayment occurs in the filth Loan Year; and

(6) a prepayment fee equal to zero percent (0%) of the then maximum committed amount under the Loan if the prepayment occurs after the fifth Loan Year.

For Purposes hereof, the term “Loan Year” shall mean the twelve (12) month period following the date of this Note and each subsequent twelve (12) month period.

All payments on this Note shall be applied first to accrued interest and the balance to principal and if outstanding interest is not paid in full on a payment date, it shall bear interest like principal at the Interest Rate. Borrower acknowledges that the foregoing, and other provisions of this Note, shall result in compounding of interest and Borrower agrees thereto pursuant to the provisions of Nevada Revised Statutes 99.050.

Borrower agrees with Lender that it would be extremely difficult or impracticable to fix the actual damages of Lender in the event that any installment of interest or principal hereunder shall not be paid when due and that Lender will incur extra administrative expenses and loss of use of funds; therefore, Borrower agrees to pay Lender, in the event a payment is not made

Hale Lane Peek Dennison and Howard

Attorneys and Counsellors at Law

Reno, Nevada

(775) 327-3000

within fifteen (15) days of the date it was due, an amount equal to 5% of such late installment. Acceptance of such amount by Lender shall be in lieu of its actual damages for any such delinquent payment of an installment. Nothing in this Note shall be construed as an express or implied agreement by Lender to forbear in the collection of any delinquent payment, or be construed as in any way giving the Borrower the right, express or implied, to fail to make timely payments hereunder, whether upon payment of such damages or otherwise. The right of the holder hereof to receive payment of such damages, and receipt thereof, are without prejudice to the right of such holder to collect such delinquent payments and any other amounts provided to be paid hereunder or under any security for this Note or to declare a default hereunder or under any security for this Note.

Failure to make any payment of principal and/or interest within fifteen (15) days after the due date thereof or to otherwise perform hereunder, or an Event of Default by Borrower under the terms of the Loan Agreement, the Stock Pledge, any other agreement or instrument securing the indebtedness evidenced hereby, or any other obligations of Borrower to the holder hereof, shall constitute an Event of Default hereunder and shall, without notice, at the option of the holder hereof, cause all of the unpaid principal of this Note, with interest accrued thereon and any other sums due under the Loan Agreement, Stock Pledge or other instruments, to become immediately due and payable. Upon an Event of Default hereunder, at the option of the holder hereof, all amounts then unpaid under this Note, the Loan Agreement, the Stock Pledge or any other instrument securing the Note or the Loan Agreement shall bear interest from the date of an Event of Default until such Event of Default is cured at a default rate equal to five percent (5%) above the applicable Interest Rate (the “Default Rate”) and shall be immediately due and payable. Delay or failure to exercise said options shall not constitute a waiver of the right to exercise same at any time thereafter or in the event of any subsequent default.

The acceptance of any payment hereunder which is less than payment of all amounts then due and payable shall not constitute a waiver of any of the rights or options of the holder hereof or to the exercise of those rights and options at the time of such acceptance or at any subsequent time. Principal, interest and any fees hereunder shall he payable in lawful money of the United States of America in immediately available funds free and clear of, and without deduction for, any and all present and future taxes, withholdings, and costs or reserves.

In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel payment of this Note or any portion of the indebtedness evidenced hereby, whether or not any suit, proceeding or any judicial or non judicial foreclosure proceeding be commenced, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred as a result thereof from the non-prevailing party.

This Note shall be construed and enforced in accordance with the laws of the State of Nevada, except as may be pre-empted by federal law, Borrower agrees that Lender shall have the rights and remedies available to a creditor under the laws of the State of Nevada. Borrower consents to the personal jurisdiction of the appropriate state or federal court located in Washoe County, Nevada.

No waiver by Lender of any right or remedy shall be effective unless in writing and signed by Lender, and no such waiver, on one occasion, shall be construed as a waiver on any other occasion. Borrower waives any right of offset now or hereafter existing against the holder hereof.

To the extent permitted by applicable law, each endorser and guarantor jointly and severally and to the extent permitted by law waives notice of intent to accelerate, demand, presentment for payment, protest and notice of protest and non-payment of this Note; waives any and all lack of diligence or delays in the collection or enforcement hereof; and expressly agrees to remain and continue bound for the payment. of the principal, interest and other sums provided for by the terms of this Note, the Loan Agreement or the Stock Pledge, notwithstanding any extension of time for the payment of said principal or interest or other sum, or any change in the amount agreed to be paid under this Note, the Loan Agreement or in the Stock Pledge, or any change by way of release or surrender, exchange or substitution for any real estate security or other collateral security now held or which may hereafter be held as security for this Note, and waives all and every kind of notice of such extension, or change, and agrees that the same may be made without notice to or joinder of Borrower.

Except for leases of portions of the Property (as defined in the Loan Agreement) in the ordinary course of business, in the event that the interest of Stockman’s Casino in the Property, or any material part thereof, or any material interest therein is sold, conveyed, alienated, further encumbered or otherwise transferred by Stockman’s Casino, voluntarily or involuntarily, whether by operation of law or otherwise, the obligations hereunder, irrespective of the maturity dates expressed herein, at the option of the holder hereof and without demand or notice, shall immediately become due and payable. In the event that the holder hereof does not elect to declare this Note immediately due and payable, then, unless indicated otherwise in writing by the holder hereof, Borrower shall remain primarily liable for the obligations hereunder and under any other instrument securing this Note or executed in connection herewith. This provision shall apply to each and every sale, conveyance, alienation, encumbrance or transfer, regardless of whether or not the holder has consented to, or waived, holder’s rights hereunder, whether by action or nonaction, in connection with any previous sale, conveyance, alienation, encumbrance or transfer and whether or not the holder has received any payments after such event. Notwithstanding the foregoing, without Lender’s prior consent but on a least fifteen (15) days advance notice to Lender, the Borrower may (i) transfer the Shares to any entity controlled by or under common control with Borrower, and/or (ii) cause the transfer of the Property to a separate entity controlled by or under common control with Stockman’s Casino (i.e., separate from the operations of the Property), so long as in each case the liens of the Stock Pledge and the Deed of Trust And Security Agreement And Fixture Filing With Assignment of Rents executed in connection with the Loan remain first priority liens in favor of Lender on the respective collateral described therein.

In the event that any of the terms hereof shall be held to be invalid or unenforceable by any court of competent jurisdiction, such fact shall not affect the validity or enforceability of the remaining terms hereof.

Whenever in this Note a right is given to Lender, which right is affected by Applicable Gaming Laws (as defined in the Stock Pledge) or the enforcement of which is subject to Applicable Gaming Laws, the enforcement of any such right shall be subject to Applicable Gaming Laws and approval, if so required, of the applicable Gaming Authorities (as defined in the Stock Pledge). Without limiting the generality of the foregoing, Lender acknowledges that |(a) Lender is subject to being called forward by the Gaming Authorities of the State of Nevada, in their discretion, for licensing or a finding of suitability as a lender to a gaming licensee, and (b) to the extent the prior approval of the Gaming Authorities of the State of Nevada is required pursuant to Applicable Gaming Laws for the exercise, operation and effectiveness of any remedy hereunder or under any other Loan Document (as defined in the Loan Agreement), or the taking of any action that may be taken by Lender hereunder or under any other Loan Document, such remedy or action shall be subject to such prior approval of the Gaming Authorities of the State of Nevada.

FULL HOUSE RESORTS, INC.,
a Delaware corporation

By:	/s/ Barth F. Aaron
Its:	Secretary
“Borrower”

Hale Lane Peek Dennison and Howard

Attorneys and Counsellors at Law

Reno, Nevada

(775) 327-3000